Exhibit 10.23

EXECUTION VERSION

FIRST AMENDMENT TO AMENDED AND RESTATED MEZZANINE LOAN AGREEMENT AND LOAN DOCUMENTS

THIS FIRST AMENDMENT TO AMENDED AND RESTATED MEZZANINE LOAN AGREEMENT AND LOAN DOCUMENTS (this “Amendment”) is dated as of November 30, 2022 (the “Amendment Execution Date”), but effective as of September 28, 2022 (the “Amendment Effective Date”), by and among TPHS LENDER II LLC, a Delaware limited liability company, with an address at 520 Madison Avenue, 30th Floor, New York, New York 10022 (together with its successors and/or assigns, “Lender”), TPHS LENDER II LLC, a Delaware limited liability company, with an address at 520 Madison Avenue, 30th Floor, New York, New York 10022, as administrative agent (together with its successors and/or assigns in such capacity, the “Administrative Agent”) for the benefit of Lender, TPHGREENWICH SUBORDINATE MEZZ LLC, a Delaware limited liability company with an address at c/o Trinity Place Holdings Inc., 340 Madison Avenue, 3rd Floor, Suite 3C, New York, New York 10173 (“Borrower”), TPHGREENWICH MEZZ LLC, a Delaware limited liability company with an address at c/o Trinity Place Holdings Inc., 340 Madison Avenue, 3rd Floor, Suite 3C, New York, New York 10173 (“Additional Pledgor”) and, solely for purposes of Sections 5, 7(b), 8, 9 and 10 hereof, TRINITY PLACE HOLDINGS INC., a Delaware corporation, having an address at 340 Madison Avenue, 3rd Floor, Suite 3C, New York, New York 10173 (“Guarantor”).

R E C I T A L S:

A.Pursuant to that certain Amended and Restated Mezzanine Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Loan Agreement”), dated as of October 22, 2021 (the “Closing Date”), among Borrower, Additional Pledgor Lender and Administrative Agent, Lender made a mezzanine loan in the principal amount of Thirty Million Two Hundred Seventy Thousand Seven Hundred Eighty-Nine and 73/100 Dollars ($30,270,789.73) (the “Loan”), which Loan is evidenced by that certain Amended and Restated Mezzanine Promissory Note, dated as of October 22, 2021, in the principal amount of $30,270,789.73 (as the same may be amended, restated, replaced (whether by one or more replacement notes), supplemented, renewed, extended or otherwise modified from time to time, the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Original Loan Agreement (as amended pursuant to this Amendment).

B.The Loan is secured, inter alia, by (i) that certain Pledge and Security Agreement dated as of December 22, 2020, from Borrower for the benefit of Administrative Agent (for the benefit of Lender), as amended by that certain Omnibus Amendment, dated as of October 22, 2021, by and among Borrower, Additional Pledgor, Lender and Administrative Agent and (ii) that certain Pledge and Security Agreement, dated as of October 22, 2021, from Additional Pledgor for the benefit of Administrative Agent (for the benefit of Lender).

C.Prior to the date hereof, Mortgage Borrower has requested, and Mortgage Lender has funded, certain Advances (as defined in the Mortgage Loan Agreement) in order for Mortgage Borrower to make the “Termination Payment” (as such term is defined in the Transit Improvement Agreement, as amended by that certain First Amendment to Transit Improvement Agreement, dated March 28, 2019, and by that certain Second Amendment to Transit Improvement Agreement, dated September 15, 2022 (the Transit Improvement Agreement, as amended, the “Amended TIA”) to the MTA (the “Termination Payment Funding”), and, by that certain letter dated of October 27, 2022, the MTA has confirmed that the Amended TIA and all of Mortgage Borrower’s obligations thereunder have been terminated (except to the extent any liabilities or obligations of Mortgage Borrower under the Amended TIA shall survive such termination).

D.In consideration of the foregoing and certain other accommodations requested by Borrower, the parties now desire to amend the Original Loan Agreement and the Loan Documents on the terms and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Conditions Precedent.  Administrative Agent’s and Lender’s execution of this Amendment shall be conditioned upon satisfaction of the following condition precedents, as reasonably determined by Administrative Agent:

(a)Execution and delivery of this Amendment and all other amendments and/or restatements of Loan Documents required in connection herewith by Borrower, Additional Pledgor, Guarantor, Lender and Administrative Agent;

(b)All fees and expenses payable to Administrative Agent and Lender pursuant to the Original Loan Agreement and the other Loan Documents, including reasonable out-of-pocket expenses incurred by Administrative Agent in connection with this Amendment shall have been paid by Borrower to Administrative Agent, in full;

(c)All payments on the Loan, as modified by this Amendment are current in accordance with the terms, provisions, covenants and conditions of this Amendment and the other Loan Documents;

(d)Administrative Agent shall have approved and received a fully-executed Mortgage Loan Amendment (as hereinafter defined); and

(e)Administrative Agent shall have approved the updated budget for the Project attached hereto as Exhibit A (the “Updated Approved Budget”).

2.MTA Work. As a result of the Termination Payment Funding made pursuant to and in accordance with the Updated Approved Budget, Administrative Agent, Lender, Additional Pledgor and Borrower hereby acknowledge and agree that from and after the date hereof, all obligations of Mortgage Borrower under the Amended TIA or otherwise in connection with the MTA Work have been satisfied in full and Mortgage Borrower shall have no further obligations under the Mortgage Loan Documents or the Loan Documents in respect thereof (except to the extent any liabilities or obligations of Mortgage Borrower under the Amended TIA shall survive such termination). Any and all references to “Transit Improvement Agreement” and “MTA Work” under the Loan Documents (including, but not limited to, the Completion Guaranty) shall be deemed to be of no further force and effect.

3.Amendments to Original Loan Agreement.

(a)Existing Definitions.  Section 1.1 of the Original Loan Agreement is hereby amended by deleting the definitions of “Completion Date” and replacing such definition with the following:

“Completion Date” shall mean September 29, 2023.

(b)New Definitions.  The Original Loan Agreement is hereby amended by adding the following definitions in alphabetical order to Section 1.1 of the Original Loan Agreement:

“Amendment Execution Date” shall mean November 30, 2022.

“Quarterly Sales Hurdle” is defined in Section 2.7(f).

“Quarterly Sales Hurdle Shortfall Payment” is defined in Section 2.7(f).

“Sales Hurdle Period” shall mean each period commencing on the first calendar day of a calendar quarter and ending on (and including) the last day of such calendar quarter, provided that it is agreed and acknowledged by Lender and Borrower that the first Sales Hurdle Period shall commence on the Amendment Execution Date and expire on March 31, 2023.

“Sales Hurdle Surplus Amount” is defined in Section 2.7(f).

“Sales Hurdle Threshold Amount” is defined in Section 2.7(f).

(c)Section 2.7(e) of the Original Loan Agreement is hereby deleted in its entirety and replaced with the folliwng:

“(e)Intentionally Omitted.”

(d)Section 2.7 of the Original Loan Agreement is hereby amended by inserting the following as a new clause (f):

“(f)Commencing on April 3, 2023, and on each subsequent Payment Date thereafter immediately following the expiration of a Sales Hurdle Period, Borrower shall, or shall have caused Mortgage Borrower, during the immediately preceding Sales Hurdle Period, to consummate the sale of Residential Units or the Retail Unit (i.e., fee title to such Condominium Units shall have been conveyed to the applicable Residential Unit Purchasers or the purchaser of the Retail Unit) in accordance with this Agreement and the Mortgage Loan Agreement such that proceeds applied pursuant to and in accordance with Section 2.7 hereof and Section 2.7 of the Mortgage Loan Agreement result in an amount of at least $7,500,000.00 (the “Sales Hurdle Threshold Amount”) to be applied towards the repayment of the Mortgage Loan (the “Quarterly Sales Hurdle”) and, after the payment in full of the Mortgage Loan, towards the repayment of the Loan. For the avoidance of doubt, Exhibit B attached hereto sets forth, for each Sales Hurdle Period, the cumulative principal amount that is required to have been repaid at the end of each Sales Hurdle Period.  In the event that Mortgage Borrower has not timely satisfied the Quarterly Sales Hurdle by the expiration of the applicable Sales Hurdles Period, Borrower shall be required, on or prior to the first Business Day to occur after such Sales Hurdles Period, to make, or cause Mortgage Borrower to make, a partial prepayment of the Mortgage Loan (and, after the payment in full of the Mortgage Loan, the Loan) in accordance with the terms of Section 2.5 of the Loan Agreement and the Mortgage Loan Agreement, as applicable, in an amount equal to the difference between the Sales Hurdle Threshold Amount and the aggregate Residential Net Unit Net Sales Proceeds and the Retail Net Unit Sales Proceeds applied towards the repayment of the Loan during the applicable Sales Hurdle Period (such payment, a “Quarterly Sales Hurdle Shortfall Payment”). Notwithstanding the foregoing, to the extent that Borrower shall have caused, or caused Mortgage Borrower to cause, the sale of Residential Units with an aggregate Residential Unit Net Sales Proceeds and/or the sale of the Retail Unit with Retail Unit Net Sales Proceeds in excess, in the aggregate, of the Sales Hurdle Threshold Amount and applied the same towards the repayment of the Mortgage Loan or the Loan, as applicable (any excess amounts above the Sales Hurdle Threshold Amount is referred to herein as the “Sales Hurdle Surplus Amount”), then the Sales Hurdle Threshold Amount(s) required to satisfy the Quarterly Sales Hurdle(s) for the next succeeding Sales Hurdle Period or Sales Hurdle Periods, as applicable, shall be reduced dollar-for-dollar by such Sales Hurdle Surplus Amount.”

(e)Section 2.9(a) of the Original Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)Borrower shall cause Mortgage Borrower to comply with the obligations of Mortgage Borrower set forth in Sections 2.9, 2.10, 2.11 and 2.13 of the Mortgage Loan Agreement.”

(f)Section 4.1(b) of the Original Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b)Borrower shall cause Mortgage Borrower to achieve each of the following conditions on or before the date specified therefor (each such condition shall be referred to individually as a “Milestone Construction Hurdle” and the corresponding dates for Mortgage Borrower to achieve such Milestone Construction Hurdle are referred to individually as a “Milestone

Deadline”), it being expressly understood and agreed by Borrower that in no event shall any Milestone Deadline be extended due to Force Majeure events.

	Milestone Construction Hurdle (from Construction Timeline)	Milestone Deadline
1	Substantial Completion and Temporary Certificate(s) of Occupancy for all Residential Units and the 41st floor Cloud Club amenities (marketing floor designations)	March 1, 2023
2	Substantial Completion and Temporary Certificate of Occupancy for the 42nd floor roof deck amenities (marketing floor designations)	June 30, 2023
3	Temporary Certificate of Occupancy for the 12th floor terrace and dog run (marketing floor designations)	September 29, 2023
4	Final Completion	September 29, 2023

(g)Section 9.1(a)(v) of the Original Loan Agreement is hereby in its entirety and replaced with the following:

“(v)Borrower shall deliver the following in connection with the sale and marketing of Residential Units: (A) no later than 5:00 PM EST on the Monday of each week (1) a weekly traffic report, including a listing of all tours completed, a description of the units viewed and a description of purchasers, both prospective and under-contract (i.e. cash or financing), (2) a summary of offers received during the previous week and counter-offers made by Mortgage Borrower, (3) copies of all Residential Unit Contracts of Sale, (4) an updated closing schedule, (5) any material correspondence received by Sales Agent or any Residential Unit Purchaser, (6) any other detailed material marketing and sales reports or information not specified in subsections (1) through (5) above, and (B) no later than 5:00 PM EST on the Monday of every other week, a detailed summary of deposits and escrow accounts. Any failure of Borrower to provide Lender with the statements, reports or information required by this Section 9.1(a)(v) within ten (10) days following Lender’s written request therefor shall constitute an immediate Event of Default.”

(h)Section 11.1 of the Original Loan Agreement is hereby amended by adding the following as a new clause (hh):

“(hh) if Borrower shall fail to (or cause or permit Mortgage Borrower to fail to) either satisfy a Quarterly Sales Hurdle or make the prepayment then required pursuant to Section 2.7(f).”

4.Omnibus Modifications.  From and after the Amendment Effective Date, the Original Loan Agreement and each of the other Loan Documents shall be revised as follows:

(a)Loan Agreement References.  All references to the “Agreement” contained in the Original Loan Agreement or to the “Loan Agreement” contained in any of the other Loan Documents, shall mean the Original Loan Agreement, as amended by this Amendment, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

(b)Loan Document References.  All references to any Loan Document contained in the Original Loan Agreement or any of the other Loan Documents shall mean such Loan Document, in each case, as amended and ratified by this Amendment, and as each such Loan Document may be amended, restated, replaced, supplemented or otherwise modified from time to time.  All references to the “Loan Documents” contained in the Original Loan Agreement or any of the other Loan Documents shall mean the Loan Documents, in each case, as amended or otherwise modified by this Amendment, and as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

5.No Further Modification.  Except as expressly set forth in this Amendment, (a) all of the terms and provisions of the Loan Documents shall remain unmodified and in full force and effect and (b) the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent, Lender, Borrower, Additional Pledgor or Guarantor under the Loan Documents or any other document, instrument or agreement executed and/or delivered in connection therewith.

6.Consent to the Mortgage Loan Amendment.   Administrative Agent and Lender hereby consent to the execution and delivery of that certain First Amendment to the Master Loan Agreement and Loan Documents among Mortgage Lender, Mortgage Borrower and Guarantor (the “Mortgage Loan Amendment”).

7.Representations and Warranties.

(a)Borrower and Additional Pledgor each hereby represents and warrants to Administrative Agent and Lender as of the date hereof as follows:

(i)As of November 1, 2022, the outstanding principal balance (including accrued and unpaid Capitalized PIK) of the Loan was $35,184,194.43.

(ii)Each of Borrower and Additional Pledgor has, to the extent applicable, the power and requisite authority to execute, deliver and perform its obligations under this Amendment and any other document executed in connection herewith and, to the extent applicable, is duly authorized to, and has taken all action necessary to authorize, execute, deliver and perform its obligations under this Amendment.

(iii)This Amendment constitutes legal, valid and binding obligations of Borrower and Additional Pledgor (as applicable) enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and general principles of equity.

(iv)No consent, approval, authorization or order of any court or Governmental Authority or any third party is required in connection with the execution and delivery by Borrower and Additional Pledgor of this Amendment or to consummate the transactions contemplated hereby, other than those that have been obtained by Borrower and Additional Pledgor.

(v)Each of Borrower and Additional Pledgor does not have any defense, off-set, claim, counterclaim or cause of action of any kind or nature whatsoever against Lender or Administrative Agent with respect to the Loan or the Loan Documents to which Borrower and Additional Pledgor is a party or any debt incurred by Borrower pursuant to the Loan Documents.

(vi)The representations and warranties made by Borrower and Additional Pledgor in the Original Loan Agreement and the other Loan Documents or otherwise made by Borrower and Additional Pledgor in connection therewith are true and correct in all material respects as if remade on the Amendment Execution Date, except (i) to the extent the subject matter of such representation or warranty relates to a particular date specified therein, in which case such representation shall be true and correct as of such specified date, (ii) to the extent such representation or warranty is no longer true as a result of the passage of time and/or the conduct, acts, omissions, events or circumstances that did not result from a Potential Default or Event of Default by Borrower or Additional Pledgor.

(vii)Borrower has previously delivered to Administrative Agent all of the relevant formation and organizational documents of Borrower, Additional Pledgor and Guarantor, and all such formation documents remain in full force and effect and have not been amended or modified in any way since such documents were delivered to Administrative Agent on the Closing Date.

(b)Guarantor hereby represents and warrants to Administrative Agent and Lender as of the date hereof as follows:

(i)Guarantor has, to the extent applicable, the power and requisite authority to execute, deliver and perform its obligations under this Amendment and, to the extent applicable, is duly authorized to, and has taken all action necessary to authorize, execute, deliver and perform its obligations under this Amendment.

(ii)This Amendment constitutes legal, valid and binding obligations of Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and general principles of equity.

(iii)No consent, approval, authorization or order of any court or Governmental Authority or any third party is required in connection with the execution and delivery by Guarantor of this Amendment or to consummate the transactions contemplated hereby, other than those that have been obtained by Guarantor.

(iv)Guarantor does not have any defense, off-set, claim, counterclaim or cause of action of any kind or nature whatsoever against Lender or Administrative Agent with respect to the Loan or the Loan Documents to which Guarantor is a party.

(v)The representations and warranties made by Guarantor in the Loan Documents or otherwise made by Guarantor in connection therewith are true and correct in all material respects as if remade on the Amendment Execution Date, except (i) to the extent the subject matter of such representation or warranty relates to a particular date specified therein, in which case such representation shall be true and correct as of such specified date, (ii) to the extent such representation or warranty is no longer true as a result of the passage of time and/or the conduct, acts, omissions, events or circumstances that did not result from a Potential Default or Event of Default by Guarantor.

8.Reaffirmation of Guaranties.  Guarantor agrees and acknowledges that the Recourse Guaranty Agreement, Completion Guaranty, Carry Guaranty and Environmental Indemnification Agreement (collectively, the “Guaranties”), as and to the extent amended by this Amendment, are and shall remain in full force and effect and are enforceable against Guarantor upon the terms and conditions set forth therein subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and general principles of equity.  Guarantor hereby reaffirms the Guaranties, as and to the extent amended by this Amendment, and its liabilities, waivers, agreements, covenants and obligations under the Guaranties, as and to the extent amended by this Amendment.  Guarantor confirms that the applicable Guaranties, as and to the extent amended by this Amendment, are and shall remain fully enforceable, unimpaired and effective to guaranty the obligations under the applicable Guaranties, both before and after the execution and delivery of this Amendment.  Guarantor has had the opportunity to review this Amendment and is entering into this Amendment with full knowledge of each of the foregoing.  Guarantor further reaffirms its respective obligations under the applicable Guaranties, as and solely to the extent amended by this Amendment, are separate and distinct from Borrower’s and Additional Pledgor’s obligations under the other Loan Documents.

9.Ratification.  The Original Loan Agreement and the other Loan Documents, as modified by this Amendment, are hereby ratified and confirmed and shall continue in full force and effect.

10.Waiver and Release.

(a)Effective on the execution of this Amendment, Borrower, Additional Pledgor and Guarantor, on their own behalf and on behalf of each of their respective past, present and future predecessors, successors, subsidiaries, parent entities, assigns, shareholders, partners, members, owners, other principals, affiliates, managers, and, with respect to Borrower, Additional Pledgor and Guarantor and each of the other foregoing entities and individuals, each of their respective predecessors, successors, assigns, and past and present shareholders, partners, members, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and entities claiming or acting by, through, under or in concert with Borrower or Guarantor (collectively, the “Borrower Party Releasors”), hereby fully and forever release, relinquish, discharge and acquit Administrative

Agent, Lender and their respective past, present, and future predecessors, successors, subsidiaries, parent entities, assigns, participants, shareholders, partners, members, owners, other principals, affiliates, managers, and, with respect to each of the foregoing entities and individuals, each of their respective predecessors, successors, assigns, participants and past and present shareholders, partners, members, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and/or entities claiming or acting by, through, under or in concert with each such entity or individual (collectively, the “Lender Party Releasees”), of and from and against any and all claims, demands, obligations, duties, liabilities, damages (including, without limitation, special, punitive, indirect or consequential damages), expenses, claims of offset, indebtedness, debts, breaches of contract, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and remedies therefor, choses in action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, arising, directly or indirectly, in any manner from and/or out of (i) the Loan, the Loan Documents and/or the Collateral, (ii) Administrative Agent’s and Lender’s acts, statements, conduct, representations and omissions made in connection therewith, including, without limitation, the disbursement of funds or any election of Administrative Agent or Lender to refrain from any such disbursements, and the negotiation of this Amendment, and (iii) any fact, matter, transaction or event relating thereto, whether known or unknown, suspected or unsuspected, whether now existing or hereafter arising, which could, might or may be claimed to exist, whether liquidated or unliquidated, each though fully set forth herein at length; provided, however, that the foregoing release, relinquishment, discharge and acquittal shall not apply to any future breach of any of the obligations, covenants or agreements of any of the Lender Party Releasees that are expressly set forth in this Amendment or to any other matters first arising after the Amendment Execution Date.

(b)With respect to the claims released pursuant to Section 10(a) hereof, Borrower Party Releasors hereby waive the provisions of any applicable laws restricting the release of claims which the releasing parties do not know or suspect to exist at the time of release, which, if known, would have materially affected the decision to agree to these releases.  In this connection, Borrower Party Releasors hereby agree, represent and warrant to Administrative Agent and Lender that they realize and acknowledge that factual matters now unknown may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Borrower Party Releasors further agree, represent and warrant that the releases provided herein have been negotiated and agreed upon in light of that realization and that, to the extent set forth in Section 10(a) hereof, Borrower Party Releasors nevertheless hereby intend to release, discharge and acquit the parties set forth hereinabove from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are in any manner set forth in or related to the Loan and all dealings in connection therewith.

(c)Borrower Party Releasors hereby acknowledge that they have not relied upon any representation of any kind made by Administrative Agent, Lender or any Affiliate of Administrative Agent or Lender in making the foregoing release.

(d)Borrower Party Releasors represent and warrant to Administrative Agent and Lender that they have not heretofore assigned or transferred, or purported to assign or to transfer, to any person or entity any matter released by such party hereunder or any portion thereof or interest therein, and each Borrower Party Releasor agrees to indemnify, protect, defend and hold each of the Lender Party Releasees harmless from and against any and all claims based on or arising out of any such assignment or transfer or purported assignment or transfer by such party.

11.Counterparts.  This Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

12.Exculpation.  Section 13.1 of the Original Loan Agreement is hereby incorporated in this Amendment by reference.

13.Incorporation by Reference.  To the extent that any provisions or defined terms contained in any other Loan Document are used herein or incorporated herein by reference, and such other Loan Document is terminated or otherwise satisfied prior to the termination of this Agreement, then, for the avoidance of doubt, such provisions and/or defined terms shall survive until the payment in full of all of the Obligations under each Loan Document without regard to the fact that the Loan Document originally containing the same has been otherwise terminated or satisfied.

14.Miscellaneous.  The headings used in this Amendment are for convenience only and shall be disregarded in interpreting the substantive provisions of this Amendment.  Time is of the essence of each term of the Loan Documents, including this Amendment. If any provision of this Amendment or any of the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Amendment and the remaining parts shall remain in full force as though the invalid, illegal, or unenforceable portion had never been a part thereof.  The Loan Documents (as modified by this Amendment), including this Amendment, contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral.  The Loan Documents (as modified by this Amendment) shall not be modified except by written instrument executed by all parties. Any future reference to the Loan Documents shall include any amendments, renewals or extensions now or hereafter approved by Lender in writing.

15.GOVERNING LAW.  Section 14.19 of the Original Loan Agreement is hereby incorporated in this Amendment by reference.

16.TRIAL BY JURY.  Section 14.18 of the Original Loan is hereby incorporated in this Amendment by reference.

[SIGNATURE PAGE FOLLOWS]

BORROWER:

TPHGREENWICH SUBORDINATE MEZZ LLC, a Delaware limited liability company

By:	/s/ Steven Kahn
	Name:	Steven Kahn
	Title:	Chief Financial Officer

ADDITIONAL PLEDGOR:

TPHGREENWICH MEZZ LLC, a Delaware limited liability company

By:	/s/ Steven Kahn
	Name:	Steven Kahn
	Title:	Chief Financial Officer

[Additional signatures appear on the following page]

ADMINISTRATIVE AGENT:

TPHS LENDER II LLC, a Delaware limited liability company

By:	Midtown Acquisitions GP LLC, its Manager

By:	/s/ Joshua D. Morris
	Name:	Joshua D. Morris
	Title:	Manager

LENDER:

TPHS LENDER II LLC, a Delaware limited liability company

By:	Midtown Acquisitions GP LLC, its Manager

By:	/s/ Joshua D. Morris
	Name:	Joshua D. Morris
	Title:	Manager

[Additional signatures appear on the following page]

The undersigned acknowledges this Amendment as of the date first written above solely with respect to the provisions of Sections 5, 7(b), 8, 9 and 10 of this Amendment:

GUARANTOR:

TRINITY PLACE HOLDINGS INC., a Delaware corporation

By:	/s/ Steven Kahn
	Name:	Steven Kahn
	Title:	Chief Financial Officer